UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Amgen Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[On May 3, 2012, Amgen, Inc. sent the following summary communication to one or more proxy advisory firms for their consideration in making their vote recommendations. We encourage our stockholders to similarly consider this summary when casting their vote. This summary may be distributed in the future to certain of our stockholders or be used for other purposes.]

Say On Pay

Our 2011 Executive Compensation Was Aligned With Our Performance:

•      Our stock price increased from $54.90 to $64.21 per share during 2011, reflecting strong stock price appreciation of approximately 17% and a one-year total shareholder return, or TSR, of 18%.

•      Our solid performance in 2011 grew revenues by 4% over 2010 to $15.6 billion.

•      Our TSR for the 2009-2011 performance period was 6.5% which resulted in a 50% TSR multiplier effect, and thus our performance award program payout for the 2009-2011 performance period was reduced to only 45.5% of target.

We Heard What Our Stockholders Had to Say:

After our 2011 Say on Pay vote, we reached out to stockholders comprising over 59% of our outstanding shares to discuss concerns those stockholders had with our compensation policies and practices.

We Made Significant Changes to Our Compensation Programs for 2012, including:

•      Reduced the grant value of regular annual long-term incentive, or LTI, equity awards by lowering the benchmarking target by 25 percentage points to the 50th percentile of our peer group.

•      Replaced time-vested LTI equity awards with performance-based equity awards by increasing the weighting of performance units from 50% to 80% of our regular annual LTI equity award grant values resulting in 80% of units granted being in the form of performance units and the remaining 20% in time-vested restricted stock units, or RSUs. To make this shift, we eliminated time-vested stock options.

•      Linked actual pay delivery from LTI equity awards more closely to performance because performance units only vest if specified performance goals are achieved. Our outstanding performance units are earned exclusively based on our TSR relative to the TSRs of our peer group companies.

•      Rebalanced our peer group to include Allergan, Inc. and Celgene Corporation for 2012 decisions, in addition to Gilead Sciences, Inc. which was previously added to our peer group for 2011 decisions. These three companies are among those in our industry with which we both most closely compete for executive talent and closely match in terms of market capitalization and revenue.

•      Replaced adjusted EPS with adjusted net income as one of the two primary financial goals in our 2012 annual cash incentive award program to align compensation with a measure that more directly correlates with the underlying performance of our operations.

•      Increased the stock ownership guideline for the CEO from five times base salary to six times base salary to further align the interests of the CEO to our stockholders and mitigate potential compensation-related risk.

These changes for 2012 build on other actions taken over the past three years to enhance the linkage between pay and performance. Our LTI equity award practices adopted in 2011 include:

•      Lengthening our average vesting period so RSU and stock option awards do not begin to vest until the second anniversary of the grant date;

•      Eliminating “single-trigger” equity vesting acceleration upon a change of control for RSUs and stock options; and

•      Granting LTI equity awards based on a specific dollar valuation rather than a set number of shares to avoid the impact of fluctuations in stock price on grant values.

Our CEO Compensation for 2012:

Kevin Sharer, our Chairman of the Board and Chief Executive Officer, notified us of his plan to step down as CEO on May 23, 2012 and Robert Bradway, our President and Chief Operating Officer, will succeed Mr. Sharer.

•      The Compensation and Management Development Committee targeted Mr. Bradway’s initial cash compensation below the median of other CEOs in our 2012 peer group, and made a median LTI equity award that will only deliver actual compensation if he remains employed and relative total shareholder value goals are achieved.

•      Mr. Sharer was granted a reduced amount (or approximately five/twelfths) of his LTI equity awards for 2012 for service provided as CEO through May 2012. There will be no severance paid to Mr. Sharer.

Management Proposal: Amendment to Restated Certificate of Incorporation to Authorize Stockholder Action by Written Consent

The Board has determined to recommend a proposal to amend our Restated Certificate of Incorporation to authorize stockholder action by written consent subject to certain procedural requirements designed to ensure that a stockholder action by written consent does not occur without adequate notice, transparency, information or time. We also provide the right of stockholders to call a special meeting.

Stockholder Proposals

We received four stockholder proposals, all of which the Board recommends AGAINST:

•      Stockholder Proposal #1 Independent Chairman of the Board: Given the Company’s independent Board structure, role of the presiding independent director and other strong corporate governance practices, the Board believes that mandating a separation of the positions of Chairman and CEO would weaken the Company’s current leadership structure and would deprive the Board of the valuable flexibility to exercise its business judgment in selecting the individual best suited to serve as Chairman in the future.

•      Stockholder Proposal #2 Transparency in Animal Use: The Board believes that the annual report requested by this proposal would not provide greater transparency on the Company’s existing policies or enhance the Company’s exemplary practices regarding animal use and is an unnecessary use of Company resources.

•      Stockholder Proposal #3 Request for Disclosure of Lobbying Policies and Practices: The Board believes that a combination of the voluntary disclosure on our website and the ample, legally-mandated public disclosure is sufficient to address the concerns cited in this stockholder proposal and that any additional disclosure would impose an unnecessary administrative burden on the Company while providing little, if any, value to the Company’s stockholders.

•      Stockholder Proposal #4 CEO to Serve on a Maximum of One Other Board: The Company’s Board of Directors Corporate Governance Principles require the Company’s CEO to limit his or her outside board membership to no more than two public companies and the Board believes this current policy strikes an appropriate balance between permitting our CEO to gather experience as a director on outside boards of directors and preventing him from becoming overcommitted.